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                                                                     Exhibit 8.1

                    [LETTERHEAD OF HOGAN & HARTSON L.L.P.]


                                       November 26, 2001


Federal Realty Investment Trust
1626 East Jefferson Street
Rockville, MD 20852
Ladies and Gentlemen:

     We have acted as counsel to Federal Realty Investment Trust, a Maryland real estate investment trust (the "Company"), in connection with the sale and issuance of up to 5,750,000 shares of the Company's 8 1/2% Series B Cumulative Redeemable Preferred Shares, par value $0.01 per share (the "Shares") as more fully described in the Company's Registration Statement on Form S-3 (File No. 333-63619) filed with the Securities and Exchange Commission on September 30, 1998, and the prospectus included therein (the "Prospectus"), which incorporates by reference the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on November 15, 2001, as amended through the date hereof (the "8-K")), and the Company's prospectus supplement dated November 19, 2001 (the "Prospectus Supplement). In connection therewith, we have been asked to provide you with an opinion regarding certain federal income tax matters related to the Company. Unless otherwise defined herein or the context hereof otherwise requires, each term used herein with initial capitalized letters has the meaning given to such term in the Prospectus.

Basis for Opinions

     The opinions set forth in this letter are based on relevant current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations thereunder (including proposed and temporary Treasury regulations), and interpretations of the foregoing as expressed in court decisions, legislative history, and administrative determinations of the Internal Revenue Service (the "IRS") (including its practices and policies in issuing private letter rulings, which are not binding on the IRS, except with respect to a taxpayer that receives such a ruling), all as of the date hereof. These provisions and interpretations are subject to changes (which may apply retroactively) that might result in material modifications of our opinions.

     Our opinions do not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary
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Federal Realty Investment Trust
November 26, 2001
Page 8 of 13


position by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, although we believe that our opinions set forth herein will be sustained if challenged, an opinion of counsel with respect to an issue is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

     In rendering the following opinions, we have examined such statutes, regulations, records, certificates and other documents as we have considered necessary or appropriate as a basis for such opinions, including (but not limited to) the following:

     (1) the Prospectus, Prospectus Supplement, and 8-K, as amended through the date hereof;

     (2) the Declaration of Trust of the Company dated May 5, 1999, as amended through the date hereof (the "Declaration of Trust");

     (3) the Bylaws of the Company, as amended to the date hereof;

     (4) the articles of incorporation, bylaws and stock ownership information for Street Retail, Inc., Street Retail West GP, Inc., SRI San Antonio, Inc., SRI Texas, Inc., Federal Realty Partners, Inc., FRLP, Inc., JS&DB, Inc., FRIT Leasing & Development Services, Inc., SRI Holding Co., Inc., San Jose Residential, Inc., Ravenswood Development Services, Inc., FRIT Property Services, Inc.; Federal Realty Management Services, Inc.; Santana Row Services, Inc.; and Santana
         Row ROF, Inc.;

     (5) the partnership agreement or limited liability company operating agreement, as applicable, used to organize and operate the partnerships or limited liability companies in which the Company owns an interest (the "Partnership Subsidiaries") as set forth in Schedule A attached
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         hereto; and

     (6) such other instruments and documents related to the organization and operation of the Company as we have deemed necessary or appropriate.

     The opinions set forth in this letter also are premised on certain written representations of the Company contained in a letter to us on or about the date hereof regarding the assets, operations and activities of the Company (the "Management Representation Letter").
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Federal Realty Investment Trust
November 26, 2001
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     For purposes of rendering our opinions, we have not made an independent investigation or audit of the facts set forth in the above referenced documents, including the Prospectus, Prospectus Supplement, 8-K and the Management Representation Letter. We consequently have relied upon the representations in the Management Representation Letter that the information presented in such documents or otherwise furnished to us is accurate and assumed that the information presented in such documents or otherwise furnished to us is accurate and complete in all material respects. After reasonable inquiry, however, we are not aware of any material facts or circumstances contrary to, or inconsistent with, the representations we have relied upon as described herein or other assumptions set forth herein. Finally, our opinion is limited to the tax matters specifically covered herein, and we have not addressed, nor have we been asked to address, any other tax matters relevant to the Company.

     In connection with our opinion, we have assumed, with your consent:

     (1) that all of the representations and statements set forth in the documents (including, without limitation, the Management Representation Letter) we reviewed are true and correct, and all of the obligations imposed by any such documents on the parties thereto, including obligations imposed under the Company's articles of incorporation, have been and will be performed or satisfied in accordance with their terms;

     (2) the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made;

     (3) that the Company and each of the partnership, limited liability company or corporate subsidiary entities have been and will continue to be operated in the manner described in the relevant partnership agreement, articles (or certificate) of incorporation or other organizational documents and in the Prospectus, Prospectus Supplement, 8-K and Management Representation Letter; and

     (4) that we have been provided with all written agreements related to the ownership of the stock of any corporations in which the Company owns an interest, directly or indirectly (the "Corporate
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Federal Realty Investment Trust
November 26, 2001
Page 10 of 13


         Affiliates") and no oral agreements or understandings exist or have existed between the Company and other securityholders of any of the Corporate Affiliates or the Corporate Affiliates themselves that are inconsistent with the Company being considered to be the beneficial owner, directly or indirectly, of 10% or less of either (a) the outstanding voting securities or (b) at the end of any calendar quarter beginning on or after January 1, 2001, the total value of the outstanding securities, of any Corporate Affiliate that does not qualify as either a "qualified REIT subsidiary" as defined in Section 856(i) of the Code or, after January 1, 2001, a "taxable REIT subsidiary" as defined in Section 856(l) of the Code.


Opinions

     Based upon, subject to, and limited by the assumptions and qualifications set forth herein, we are of the opinion that:

     1. the Company has been organized and has operated in conformity with the requirements for qualification as a real estate investment trust ("REIT") under the Code for its taxable years ended December 31, 1995, December 31, 1996, December 31, 1997, December 31, 1998, December 31, 1999 and December 31, 2000 and the Company's organization and proposed method of operation (as described in the Prospectus, Prospectus Supplement, 8-K and Management Representation Letter) will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code; and

     2. the discussions in (x) the Prospectus Supplement under the captions "Federal Income Tax Consequences" and "Risk Factors - To qualify as a REIT, we have to distribute at least 90% of our net taxable income, excluding net capital gains"; (y) the Prospectus under the caption "Federal Income Tax Considerations", except we note that the statement to the effect that the Company is generally required to distribute to shareholders 95% of its taxable income each year is not correct for tax years of the Company beginning after December 31, 2000, for which periods the Company is generally required to distribute to shareholders 90% of its taxable income; and (z) the Company's 8-K under the captions "Federal Income Tax Consequences" and "Risk Factors - WE DEPEND ON EXTERNAL SOURCES OF CAPITAL FOR FUTURE GROWTH, and - FEDERAL INCOME
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Federal Realty Investment Trust
November 26, 2001
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TAX RISKS RELATING TO OPERATING AS A REAL ESTATE INVESTMENT TRUST", which is incorporated by reference into the Prospectus, when read together, accurately describe, in all material respects, the federal income tax consequences anticipated to be material to a holder of shares with respect to the acquisition, ownership, and disposition of shares.

     An opinion of counsel merely represents counsel's best judgment with respect to the probable outcome on the merits and is not binding on the IRS or the courts. There can be no assurance that positions contrary to our opinion will not be taken by the IRS or that a court considering the issues would not hold contrary to such opinion.

     We assume no obligation to advise you of any changes in our opinions or of any new developments in the application or interpretation of the federal income tax laws subsequent to the date of this opinion letter. The Company's qualification and taxation as a REIT depend upon the Company's ability to meet on a continuing basis, through actual annual operating and other results, the various requirements under the Code with regard to, among other things, the sources of its gross income, the composition of its assets, the level of its distributions to stockholders, and the diversity of its stock ownership. We will not review the Company's compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of the operations of the Company, the Corporate Affiliates and Partnership Subsidiaries, the sources of their income, the nature of their assets, the level of the Company's distributions to its stockholders and the diversity of the Company's stock ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.

     This opinion letter has been prepared for your use in connection with the sale and issuance of the Shares and speaks as of the date hereof. We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration
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Statement and to the reference to Hogan & Hartson L.L.P. under the caption
"Legal Matters" in the Prospectus Supplement. In giving this consent, however, we do not admit thereby that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                                       Very truly yours,


                                       HOGAN & HARTSON L.L.P.
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Federal Realty Investment Trust
November 26, 2001
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                                  Schedule A
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Street Retail West I, L.P.
Street Retail West II, L.P.
Street Retail West 3, L.P.
Street Retail West 4, L.P.
Street Retail West 6, L.P.
Street Retail West 7, L.P.
Street Retail West 9, L.P.
Street Retail West 10, L.P.
Street Retail Tempe I, LLC
Street Retail Forest Hills I, LLC
Street Retail Forest Hills II, LLC
Street Retail San Antonio, LP
FR Pike 7 Limited Partnership
FR Leesburg Plaza, LLC
FR Leesburg Plaza, LP
Federal Realty Partners L.P.
SRI Old Town, LLC
Loehmann's Plaza Limited Partnership
FR Associates Limited Partnership
Andorra Associates
Berman Enterprises II Limited Partnership
Governor Plaza Associates
Shopping Center Associates
Virginia Real Estate Investors Limited Partnership
FRIT Escondido Promenade, LLC
Congressional Plaza Associates
FR Federal Plaza, LLC
FRIT San Jose Town and Country Village, LLC
580 Market, LLC
La Rive Gauche Sane Jose, LLC
Straits Santana Row, LLC